Exhibit 15.3

Our ref  YCU/752797-000001/31649581v1

EHang Holdings Limited

11/F Building One, EHang Technology Park

No. 29 Bishan Blvd., Huangpu District

Guangzhou, 510700

People’s Republic of China

April 15, 2025

Dear Sirs

EHang Holdings Limited

We have acted as legal advisers as to the laws of the Cayman Islands to EHang Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and further consent to the incorporation by reference into the Registration Statement on Form S-8 (File No. 333-237769) filed on 21 April 2020, Form F-3 (File No. 333-278830) filed on 19 April 2024 and Form S-8 (File No. 333-278954) filed on 26 April 2024 of the summary of our opinion under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP